                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              Oshkosh B'Gosh, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                                 ON MAY 3, 2002


To Shareholders of OshKosh B'Gosh, Inc.


         The annual meeting of shareholders of OshKosh B'Gosh, Inc. (the "Company"), will be held at the OshKosh B'Gosh store, Prime Outlet Center, 3001 South Washburn Street, Oshkosh, Wisconsin on May 3, 2002 at 9:00 a.m., to consider and act upon the following matters:

         1.       The election of a Board of nine Directors.

         2. A proposal to amend Article FOURTH of the Company's Restated Certificate of Incorporation to increase the total number of shares of Class B Common Stock which the Company has authority to issue from 3,750,000 shares to 4,425,000 shares, with a corresponding increase in the total authorized stock from 34,750,000 shares to 35,425,000 shares (the "Authorized Stock Amendment").

         3. The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The close of business on March 12, 2002, is the record date for the meeting and only shareholders of record at that time will be entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

         Your attention is called to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" THE AUTHORIZED STOCK AMENDMENT.

                                                         Steven R. Duback,
                                                         Secretary


Oshkosh, Wisconsin
March 25, 2002

To aid in the early preparation of a record relative to those voting by Proxy, please indicate your voting directions, sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you should be present at the meeting and desire to vote in person or for any other reason desire to revoke your Proxy, you may do so at any time before it is voted. If you receive both a Class A Proxy and a Class B Proxy, please sign both and return both.

PROXY STATEMENT

                              OSHKOSH B'GOSH, INC.
                                112 OTTER AVENUE
                            OSHKOSH, WISCONSIN 54901
                                 (920) 231-8800

                             SOLICITATION AND VOTING

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of OshKosh B'Gosh, Inc. (the "Company") for the annual meeting of shareholders to be held at 9:00 a.m. on Friday, May 3, 2002. Shares represented by properly executed proxies received by the Company will be voted at the meeting or any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the Secretary or Acting Secretary of the meeting or by oral notice to the presiding officers during the meeting.

         The record date for the meeting is the close of business on March 12, 2002. At that date, there were 10,202,601 shares of Class A Common Stock and 2,206,444 shares of Class B Common Stock outstanding. Each share of Class A Common Stock entitles its holder to one vote for the election of each of two directors. Each share of Class B Common Stock entitles its holder to one vote for the election of each of seven directors and one vote on the Authorized Stock Amendment. Each share of Class B Common Stock also entitles its holder to one vote concerning all other matters properly coming before the meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy.

         A majority of the shares of each class, represented in person or by proxy, constitutes a quorum. Directors to be elected by each class shall be elected by a plurality of the votes of the shares of that class present in person or represented by proxy at the meeting. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. The Authorized Stock Amendment requires the affirmative vote of a majority of the outstanding shares of Class B Common Stock. In all other matters, the affirmative vote of the majority of the shares of Class B Common Stock present in person or represented by proxy at the meeting will be the act of the shareholders; holders of Class A Common Stock are not entitled to vote on other matters except as required by law.

         The independent inspector shall count the votes and ballots. Abstentions are considered as shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. As a result, abstentions will have no effect with respect to the election of directors but will have the same effect as a "no" vote on other matters. A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner's shares with respect to the election of directors but may not have discretion to do so with respect to any other matters. Any broker or nominee "non-votes" with respect to any matter will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes cast on the matter. However, such broker "non-votes" will be counted for quorum purposes if the proxy is voted by the broker with respect to the election of directors.

         A majority of the shares of each class represented at the meeting, even if less than a majority of the outstanding stock of either or both classes, may adjourn the meeting from time to time without further notice.

         Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

         This proxy material is being mailed to shareholders commencing on or about March 25, 2002.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by each director, each nominee for director, each person known to own more than 5% of either class of the Company's Common Stock, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group. The information is as of January 1, 2002, except regarding the vesting of options and restricted stock awards (which is as of March 1, 2002) and as may otherwise be indicated. Although shares of Class B Common Stock are convertible into Class A Common Stock on a 1-for-1 basis, the Class A Common Stock disclosures do not include shares that would be issuable upon such conversion. Except as indicated in the footnotes such persons have sole voting and investment power of the shares beneficially owned and disclaim beneficial ownership of shares held directly by their spouses.

                                           SHARES OF CLASS A       PERCENTAGE        SHARES OF CLASS B      PERCENTAGE
       NAME AND ADDRESS                      COMMON STOCK           OF SHARES          COMMON STOCK          OF SHARES
      OF BENEFICIAL OWNER                  BENEFICIALLY OWNED      OUTSTANDING      BENEFICIALLY OWNED      OUTSTANDING
      -------------------                  ------------------      -----------      ------------------      -----------
BANC ONE CORPORATION AND SUBSIDIARIES,
INCLUDING AMOUNTS OWNED AS TRUSTEE
OF THE EARL W. WYMAN TRUSTS DATED
FEBRUARY 17, 1960 AS AMENDED
("EARL W. WYMAN TRUSTS") (1)(2)
    100 EAST BROAD STREET
    COLUMBUS OH  43271-0251                      672,530               6.7%                      *

FMR CORP. AND MEMBERS OF THE
JOHNSON FAMILY, WHICH MAY BE
DEEMED A CONTROLLING GROUP WITH
RESPECT TO FMR CORP. (2)
     82 DEVONSHIRE STREET
     BOSTON, MA 02109                            835,280               8.3%                      *

WILLIAM F. WYMAN (1)(3)(4)
    1373 WAUGOO AVENUE
    OSHKOSH WI  54901                             37,680               0.4%                624,037               28.3%

DOUGLAS W. HYDE (1)(3)(5)
    3700 EDGEWATER LANE
    OSHKOSH WI  54901                            340,996               3.4%                312,624               14.2%

MICHAEL D. WACHTEL (1)(3)(6)
    1030 WASHINGTON AVENUE
    OSHKOSH WI  54901                            283,239               2.8%                310,412               14.1%

THOMAS R. HYDE (1)(3)(7)
    109 CHAPIN PARKWAY
    BUFFALO NY  14209                            134,902               1.3%                221,784               10.0%

THOMAS R. WYMAN (1)(3)(8)
    4 ANGELFISH CAY DRIVE
    OCEAN REEF CLUB
    KEY LARGO, FL 33037                          437,030               4.4%                148,515                6.7%

 JOYCE W. HYDE (1)(3)(9)
    1234 WASHINGTON AVENUE
    OSHKOSH WI  54901                             69,464               0.7%                124,408                5.6%

                                      SHARES OF CLASS A     PERCENTAGE      SHARES OF CLASS B     PERCENTAGE
     NAME AND ADDRESS                    COMMON STOCK        OF SHARES        COMMON STOCK         OF SHARES
    OF BENEFICIAL OWNER               BENEFICIALLY OWNED    OUTSTANDING    BENEFICIALLY OWNED     OUTSTANDING
    -------------------               ------------------    -----------    ------------------     -----------

David L. Omachinski (10)
    1605 Maricopa Drive
    Oshkosh WI  54904                       84,125            0.8%                     0              --

Barbara Widder-Lowry (11)
    1319 Bayshore Drive
    Oshkosh WI 54901                        75,000            0.7%                     0              --

Paul A. Lowry (11)
    1319 Bayshore Drive
    Oshkosh WI 54901                        62,500            0.6%                     0              --

Steven R. Duback (12)
    3212 North Summit Avenue
    Milwaukee WI  53211                     23,795            0.2%                     0              --

Jerry M. Hiegel
    One South Pinckney Street
    Suite 333
    Madison WI  53703                            0              --                     0              --

Stig A. Kry (13)
    333 East 68th Street
    Apt. 2F
    New York NY  10021                      12,000            0.1%                     0              --

Shirley A. Dawe (13)
    119 Crescent Road
    Toronto, Ontario, Canada M4W 1T8        23,600            0.2%                     0              --

Robert C. Siegel (13)
    344 Surfsong Road
    Kiawah Island, S.C.  29455               6,000            0.1%                     0              --

-------------------
      -----------------------
      -----------------------                    0              --                     0              --

All Directors and Executive
    Officers as a Group
    (17 Persons) (14)                    1,061,660           10.0%             1,248,573            56.6%

-----------------------------
* Except for 220,720 shares of Class B Common Stock owned by Banc One as Trustee of the Earl W. Wyman Trusts described in Note (1) below, the Company does not have knowledge of the ownership of Class B Common Stock by this entity.

(1) The Earl W. Wyman Trust for the benefit of the Wyman family beneficially owns 312,000 shares of Class A Common Stock and 110,360 shares of Class B Common Stock, or about 3.1% and 5.0%, respectively, of such stock outstanding. Its beneficiaries are Thomas R. Wyman and his children (William F. Wyman and Ann E.
Wolf). The Earl W. Wyman Trust for the benefit of the Hyde family beneficially owns 80,000 shares of Class A Common Stock and 110,360 shares of Class B Common Stock, or about 0.8% and 5.0% respectively, of such stock outstanding. Its beneficiaries are Joyce W. Hyde and her children (Douglas W. Hyde, Thomas R. Hyde, and Margaret H. Wachtel).

(2) The amounts shown are as reported on Schedules 13G of the persons indicated. Bank One Corporation reported that it and its subsidiaries had sole voting power with respect to 672,530 shares of Class A Common Stock they beneficially own and shared voting power as to none, and that they have sole dispositive power with respect to 635,330 shares and share dispositive power with respect to 37,200 shares. FMR Corp. reported that it had sole voting power with respect to 555,930 shares of Class A Common Stock and sole dispositive power with respect to 835,280 shares.

(3) Thomas R. Wyman and Shirley F. Wyman are the parents of William F. Wyman and Ann E. Wolf. Thomas R. Wyman is also the brother of Joyce W. Hyde. Joyce W. Hyde and Charles F. Hyde are the parents of Douglas W. Hyde, Thomas R. Hyde and Margaret H. Wachtel (who is the wife of Michael D. Wachtel).

(4) William F. Wyman owns directly 3,420 shares of Class A Common Stock and 440,767 shares of Class B Common Stock, or less than 0.1% and approximately 20.0%, respectively, of such stock outstanding. He also owns, as sole trustee of six trusts created for the benefit of his children, 1,760 shares of Class A Common Stock and 183,270 shares of Class B Common Stock. The amounts shown in the table also include 32,500 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options.

(5) Douglas W. Hyde owns directly 53,100 shares of Class A Common Stock and 282,444 shares of Class B Common Stock, or approximately 0.5% and 12.8%, respectively, of the total number of such shares outstanding. He also owns as sole trustee of two trusts created for the benefit of his children 37,260 shares of Class A Common Stock and 6,560 shares of Class B Common Stock. In addition, he shares beneficial ownership of 76,066 shares of Class A Common Stock and 18,730 shares of Class B Common Stock owned directly by his spouse, held by his spouse as trustee for the benefit of his children, held by him as custodian for his children, and held by the Hyde Family Charitable Fund, of which he and his parents, his brother and his sister are trustees. The amounts shown in the table include 141,300 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table also include 33,270 shares of Class A Common Stock and 4,890 shares of Class B Common Stock owned by a trust of which he is the income beneficiary and his minor daughter is the remainder beneficiary.

(6) Michael D. Wachtel owns directly 27,420 shares of Class A Common Stock and 3,420 shares of Class B Common Stock, or approximately 0.3% and 0.2%, respectively, of the outstanding shares of each class. He owns an additional 5,530 shares of Class A Common Stock and 20,236 shares of Class B Common Stock as sole trustee of two trusts created for the benefit of his children. In addition, he shares beneficial ownership of 124,867 shares of Class A Common Stock and 222,030 shares of Class B Common Stock owned directly by his spouse and held by his wife as custodian for their children and 36,260 shares of Class A Common Stock and 6,560 shares of Class B Common Stock owned by his spouse as sole trustee of two trusts created for the benefit of their children and 300 shares of Class A Common Stock held by the Hyde Family Charitable Fund, of which she and her parents and brothers are trustees. The amounts shown in the table include 63,500 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table also include 25,362 shares of Class A Common Stock and 58,166 shares of Class B Common Stock owned by two trusts of which his spouse is the income beneficiary and his minor children are remainder beneficiaries, respectively.

(7) Thomas R. Hyde owns directly 68,600 shares of Class A Common Stock and 190,932 shares of Class B Common Stock, or approximately 0.7% and 8.6%, respectively, of such stock outstanding. He owns as trustee of trusts created for the benefit of his children 49,708 shares of Class A Common Stock and 18,706 shares of Class B Common Stock. He has beneficial ownership of 11,024 shares of Class A Common Stock and 12,146 shares of Class B Common Stock held by him or his spouse as custodian or by his spouse as trustee for his children, and he shares beneficial ownership of 5,270 shares of Class A Common Stock held by his spouse. In addition, he shares beneficial ownership as co-trustee with his parents, brother and sister of 300 shares of Class A Common Stock held by the Hyde Family Charitable Fund.

(8) Thomas R. Wyman owns the shares listed as Wisconsin marital property with his wife, Shirley F. Wyman.

(9) Joyce W. Hyde and her husband own a total of 70,164 shares of Class A Common Stock and 232,218 shares of Class B Common Stock, or about 0.7% and 10.5%, respectively, of the outstanding shares, all as Wisconsin marital property, but she has sole or shared voting and dispositive power with respect to the amounts shown in the table (i.e., shared voting and dispositive power with respect to 3,106 shares of Class A Common Stock, including 300 shares of Class A Common Stock held by the Hyde Family Charitable Fund, of which she, her husband and her adult children are trustees, and sole voting and dispositive power as to the remainder). Her husband has sole voting and dispositive power with respect to 1,000 shares of Class A Common Stock and 107,810 shares of Class B Common Stock. The amounts shown in the table do not include the shares owned directly or indirectly by their three adult children, as to which she disclaims beneficial ownership.

(10) David L. Omachinski owns 39,125 shares of Class A Common Stock directly as Wisconsin marital property with his wife Carla J. Omachinski (including 15,000 shares received as restricted stock during 2000, 3,750 of which have vested). He has both voting and dispositive power with respect to shares of restricted stock that have vested, and he has voting but not dispositive power (except by will or the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. The amount shown in the table also includes 45,000 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options.

(11) Barbara Widder-Lowry and Paul A. Lowry, who are spouses, each own 15,000 shares of Class A Common Stock received as restricted stock during 2000 (3,750 shares of which have vested for each of them). They have both voting and dispositive power with respect to shares of restricted stock that have vested, and they have voting but not dispositive power (except by will and the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. They also beneficially own 60,000 shares and 47,500 shares of Class A Common Stock issuable to each of them, respectively, pursuant to the vested portion of employee stock options.

(12) Steven R. Duback owns 195 shares of Class A Common Stock directly. The amount shown in the table also includes 23,600 shares of Class A Common Stock issuable pursuant to vested stock options.

(13) The shares consist of Class A Common Stock issuable pursuant to vested stock options.

(14) The amounts shown in the table include 55,000 shares of Class A Common Stock received by certain officers as restricted stock during 2000 (13,750 of which have vested) and 552,525 shares of Class A Common Stock issuable to directors and executive officers pursuant to the vested portions of stock options. The holders of restricted stock that has not yet vested have voting but not dispositive power (except by will and the laws of descent and distribution) with respect to those shares.

          The descendants of Earl W. Wyman, their spouses and trusts of which they are beneficiaries (the "Wyman/Hyde Group," including, among others, Thomas
R. Hyde, Joyce W. Hyde, Douglas W. Hyde, Michael D. Wachtel, Margaret H. Wachtel, the Earl W. Wyman Trusts, Thomas R.

Wyman and William F. Wyman) own a total of 1,465,306 shares of Class A Common Stock (approximately 14.6% of the outstanding shares) and 2,070,310 shares of Class B Common Stock (approximately 93.8% of the outstanding shares). Each member of the Wyman/Hyde Group is subject to a cross purchase agreement pursuant to which his or her Class B Common Stock generally may not be transferred except to a spouse or descendant (or a trust for their benefit) unless the shares first have been offered to the other members of the Wyman/Hyde Group.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Company's directors, its executive officers and any person holding more than 10% of any class of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file the reports on or before these dates not previously reported. To the Company's knowledge, all of these filing requirements were satisfied during 2001, EXCEPT THAT MR. FERNANDEZ AND MR. MASTERS EACH FILED THEIR MONTHLY REPORTS FOR APRIL 2001 ONE DAY LATE, AND MR. MASTERS FAILED TO REPORT CERTAIN TRANSACTIONS INVOLVING THE EXERCISE OF OPTIONS AND SAME DAY SALE OF THE UNDERLYING SHARES WHICH OCCURRED ON MARCH 2, 2001 UNTIL JUNE 11, 2001. THOSE TRANSACTIONS SHOULD HAVE BEEN REPORTED ON OR BEFORE APRIL 10, 2001.

                        DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

         Information regarding the nominees for whom the shares represented by proxies will be voted for election as directors is set forth in the following table. Proxies for Class A Common Stock will be voted to elect Stig A. Kry and Shirley A. Dawe as directors, and proxies for Class B Common Stock will be voted to elect Douglas W. Hyde, Michael D. Wachtel, William F. Wyman, Steven R. Duback, David L. Omachinski, Robert C. Siegel and____________, as directors. Jerry M. Hiegel is not standing for reelection. In the unforeseen event that any nominee will be unable or unwilling to serve, proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

         The nominees for Directors are:


                                                              PRINCIPAL OCCUPATION
                                                                  AND BUSINESS                        DIRECTOR
         NAME                        AGE                           EXPERIENCE                          SINCE
         ----                        ---                      --------------------                    --------

         Nominees for
       Directors to be
  Elected by Class B Shares


Douglas W. Hyde                       51         Chairman of the Board (since May, 1994),               1988
                                                 President (since 1991) and Chief Executive
                                                 Officer (since 1992); prior thereto Mr. Hyde
                                                 served as Senior Vice President - Marketing
                                                 (since 1989); Vice President - Merchandising
                                                 (since 1983); and as Director of Sportswear
                                                 Merchandising (since 1979); joined the Company
                                                 in 1975.

Michael D. Wachtel                    48         Executive Vice President (since 1991), Chief           1988
                                                 Operating Officer (since 1992) and Assistant
                                                 Secretary (since 1990); prior thereto Mr.
                                                 Wachtel served as Senior Vice President -
                                                 Operations (since 1986); and as Director of
                                                 Operations (since 1984) and as Administrative
                                                 Assistant to the President; joined the Company
                                                 in 1978.

William F. Wyman                      43         Vice President-Domestic Licensing (since               1996
                                                 1993). Prior thereto he was
                                                 Director of Licensed Products
                                                 (since 1991) and Manager of
                                                 Retail Development (since
                                                 1990); joined the Company in
                                                 1981.

Steven R. Duback(1)                   57         Partner, Quarles & Brady LLP (law firm),               1981
                                                 Milwaukee (joined the firm in 1969); Secretary
                                                 of the Company (since 1981).

David L. Omachinski                   50         Vice President - Finance, Chief Financial              1994
                                                 Officer and Treasurer (since 1993).  Joined
                                                 the Company in 1993.

--------

(1) Quarles & Brady LLP, of which Mr. Duback is a partner, has performed legal services for the Company for many years.


Robert C. Siegel                      65         Chairman of the Board of Lacoste, USA, an              2001
                                                 apparel company.  Mr. Siegel was part time
                                                 Managing Director of Kurt Salmon Associates
                                                 (from 1999 to 2001).  Prior thereto he was the
                                                 Chairman, CEO and President of The Stride Rite
                                                 Corporation (from 1993 to 1999) and from 1964
                                                 to 1993 he served in various executive
                                                 positions with Levi Strauss & Co., where he
                                                 was President of Dockers.  Mr. Siegel is also
                                                 a director of The Bon-Ton Stores, Inc.


---------------------                ----        -------------------------------------------------       New
                                                 -------------------------------------------------     Nominee
                                                 -------------------------------------------------
                                                 -------------------------------------------------
                                                 -------------------------------------------------
                                                 -------------------------------------------------
                                                 -------------------------------------------------
                                                 -------------------------------------------------
                                                 -------------------------------------------------
                                                 -------------------------------------------------

                                                           PRINCIPAL OCCUPATION
                                                               AND BUSINESS                         DIRECTOR
     NAME                            AGE                         EXPERIENCE                          SINCE
     ----                            ---                   --------------------                     --------
 Nominees for
Directors to be
  Elected by
Class A Shares

Shirley A. Dawe                       55       President of Shirley Dawe Associates, Inc., (a          1997
                                               Toronto based consumer goods marketing and
                                               merchandising consulting group) since 1986.
                                               Ms. Dawe also spends a substantial portion of
                                               her time fulfilling her responsibilities as a
                                               director of various companies, including Moore
                                               Corp., Ltd., National Bank of Canada and
                                               Silcorp. Ltd.

Stig A. Kry                           73       Retired.  From 1957 to 1993 Mr. Kry was a               1996
                                               management consultant with Kurt Salmon
                                               Associates, Inc.  Mr. Kry is also a director of
                                               Media Metrix, Inc.


         Each director attended 75% or more of the meetings of the Board and committees of which he or she is a member held during 2001. The nominating committee currently consists of Messrs. Duback (chair), Hyde, Wyman, Kry and Siegel. The executive committee consists of Messrs. Hyde (chair), Wachtel, Omachinski, Duback and Hiegel. The compensation committee consists of Messrs. Hiegel (chair) and Siegel and Ms. Dawe. The audit committee consists of Messrs. Kry (chair) and Hiegel and Ms. Dawe. The retirement plan committee consists of Messrs. Wachtel (chair), Omachinski and Hyde.

Executive Officers

         Information concerning those continuing executive officers of the Company who are not directors or nominees for director is set forth in the following table.

  NAME                                 AGE      POSITION AND EXPERIENCE
  ----                                 ---      -----------------------

Clifford J. Thompson                   56       Senior Vice President - Operations
                                                (since 1994).  Prior thereto he was Vice
                                                President - Operations at Liberty
                                                Trouser Company (since 1993); Chief
                                                Operating Officer, Corporate Vice
                                                President of Gitano Manufacturing Group
                                                (since 1991); Vice President of Domestic
                                                Manufacturing at Espirit de Corp. (since
                                                1989).

Paul S. Christensen                    52       Vice President - Human Resources (since
                                                January, 2001).  Prior thereto
                                                Mr. Christensen was Vice President -
                                                Human Resources at Broan-NuTone LLC
                                                (since 1998) and Vice President - Human
                                                Resources & Administration at AR
                                                Accessories Group, Inc. (formerly Amity
                                                Leather Products Co.) (since 1981).

Jon C. Dell'Antonia                    60       Vice President - Management Information
                                                Systems (since 1990).  Prior thereto
                                                Mr. Dell'Antonia served in a similar
                                                capacity for Coleman Co. (a manufacturer
                                                of outdoor recreational products) (since
                                                1982).

Paul A. Lowry                          50       Vice President - Corporate Retail (since
                                                1994).  Prior thereto he was Vice
                                                President Store/Operations for Essex
                                                Outfitters, Inc. (since 1991).

Barbara Widder-Lowry                   51       Vice President - Product Development
                                                (since 1994).  Prior thereto she was an
                                                executive officer of Essex Outfitters,
                                                Inc. (since 1990).

James J. Martin                        39       Vice President -Children's  Wholesale
                                                (since February, 2000).  Prior thereto
                                                he was an executive of Carson Pirie
                                                Scott & Co. (since 1992).

  NAME                                 AGE      POSITION AND EXPERIENCE
  ----                                 ---      -----------------------

Kenneth H. Masters                     59       Vice President - Manufacturing (since
                                                May, 1994).  Prior thereto he was
                                                Assistant Vice President - Manufacturing
                                                (since 1983); joined the Company in 1962

Juan C. Fernandez                      47       Vice President-International (since
                                                February, 1999).  Prior to that date he
                                                served as Regional Manager (since 1990).


         Douglas W. Hyde is the brother-in-law of Michael D. Wachtel and the cousin of William F. Wyman. Paul A. Lowry and Barbara Widder-Lowry are spouses. There are no other family relationships among the executive officers, directors and nominees.

                     AUDIT COMMITTEE COMPOSITION AND CHARTER

         The Company has an Audit Committee composed of independent directors. Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year is set forth in the "Report of the Audit Committee" included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included as Appendix A.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Board of Directors is responsible for providing independent oversight of the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company's financial statements. The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in 2001. Each of the members of the Audit Committee is independent as defined by Company policy and the NASDAQ listing standards.

         Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the Company's audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements. The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61.

         In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, and considered the compatibility of non-audit services with the auditors' independence.

         The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held three meetings during 2001.

         The Audit Committee also reviewed the fees and scope of services provided to the Company by Arthur Andersen LLP, independent public accountants for the fiscal year ended December 29, 2001, as reflected in the following table, and determined that the non-audit services described in the table were compatible with maintaining the independence of Arthur Andersen LLP:

                                  TYPE OF SERVICE AND FEE                                   AMOUNT
                                  -----------------------                                   ------
      Audit Fees....................................................................      $ 122,500
      Audit Related Fees............................................................      $   5,200
      Financial Information Systems Design and Implementation Fees..................      $       0
      All Other Fees (tax services).................................................      $  95,400

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended, and the Board approved, the selection of the Company's independent auditors.

                       Stig A. Kry, Audit Committee Chair
                     Jerry M. Hiegel, Audit Committee Member
                     Shirley A. Dawe, Audit Committee Member

February 19, 2002



                             MANAGEMENT COMPENSATION

Summary Compensation Table

         The following table shows compensation paid by the Company for services rendered to the Company during its fiscal year ended December 29, 2001 (Fiscal
2001), to the five most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE


                                                ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                        ----------------------------------   ------------------------------
                                                                                     AWARDS
                                                                             -------------------
                                                                                                    LONG-
                                                                                                    TERM
                                                                             RESTRICTED           INCENTIVE
                                                              OTHER ANNUAL     STOCK                PLAN      ALL OTHER
 NAME AND PRINCIPAL             FISCAL               BONUS    COMPENSATION    AWARD(S)   OPTIONS   PAYOUTS   COMPENSATION
    POSITION                     YEAR   SALARY ($)    ($)        ($) (1)       ($)(2)      (#)       ($)       $ (3)
 ------------------             ------  ----------   -----    ------------   ----------  -------  ---------  ------------

Douglas W. Hyde                  2001    438,000    293,105         --             0     31,000        0       62,807
President and Chief              2000    420,000    273,142         --             0     31,000        0       56,840
Executive Officer                1999    370,000    204,716         --             0     31,000        0       51,122

Michael D. Wachtel               2001    355,000    237,562         --             0     25,400        0       50,469
Executive Vice                   2000    340,000    221,115         --             0     25,400        0       45,679
President and Chief              1999    300,014    165,994         --             0     25,400        0       41,567
Operating Officer

David L. Omachinski              2001    251,000    171,009         --             0     18,000        0       37,945
Vice President -                 2000    240,000    165,081         --       235,800     18,000        0       32,509
Finance, CFO and                 1999    210,000    104,580         --             0     18,000        0       30,333
Treasurer

Barbara Widder-Lowry             2001    315,000    181,615         --             0     18,000        0       45,947
Vice President -                 2000    300,000    184,589         --       235,800     18,000        0       42,090
Children's Wear Product          1999    277,246    147,060         --             0     18,000        0       38,894
Development

Paul A. Lowry                    2001    251,000    121,239         --             0     15,000        0       36,004
Vice President -                 2000    240,000    144,579         --       235,800     15,000        0       33,366
Corporate Retail                 1999    210,489    118,479         --             0     15,000        0       25,270

(1) For 2001, 2000 and 1999, other annual compensation did not exceed the lesser of $50,000 or 10% of such executive officer's salary.

(2) The dollar value of the awards of restricted stock is calculated by multiplying the closing market price of OshKosh's unrestricted Class A Common stock on the date of the grant (2/15/00) by the number of shares awarded. A total of four executives (including the three identified in the table) received restricted stock awards for an aggregate of 55,000 shares of Class A Common Stock. Each of the awards vests as to 50% of the covered shares four years after the award, upon the employee's earlier disability or death, or upon a change in control of OshKosh. The remaining 50% vests in annual increments over four years, provided that the cumulative financial targets (consisting of (a) consolidated operating income expressed as a percentage of net sales, and (b) the return on net assets of OshKosh and any subsidiaries) specified for each year have been satisfied and generally that the employee remains in the employ of OshKosh or a subsidiary at the close of the year.

(3) The Company's contributions to the named individual's accounts in its Profit Sharing Plans for 2001, 2000 and 1999 were $9,875, $10,125 and $10,000, respectively, for each of the named executives. The Company's unfunded allocations for 2001, 2000 and 1999 to the nonqualified profit sharing plans were $5,600, $5,600 and $4,800, respectively, for each of the named executives. The Company's unfunded allocations to the same individuals' accounts for 2001, 2000 and 1999 in the defined contribution portion of the Excess Benefit Plan were $43,291, $36,377 and $32,152 for Mr. Hyde, $32,304, $26,880 and $23,978 for Mr. Wachtel,
         $19,686, $13,966 and $12,770 for Mr. Omachinski,

         $26,367, $22,165 and $20,017 for Ms. Widder-Lowry and $18,046, $15,078
         and $8,043 for Mr. Lowry. For 2001, 2000 and 1999 the Company also paid in respect of taxes on the Excess Benefit Plan $666, $1,363 and $795, respectively, to Mr. Hyde, $349, $733 and $408 to Mr. Wachtel, $161, $195 and $140 to Mr. Omachinski, $237, $332 and $209 to Ms. Widder-Lowry and $156, $236 and $100 to Mr. Lowry. Premiums paid by the Company on a term life insurance policy covering Mr. Hyde for each of 2001, 2000 and 1999 were $3,375 annually; premiums for the same years for Mr. Wachtel were $2,341, $2,341 and $2,381, respectively; premiums for the same years for Mr. Omachinski were $2,623 annually; premiums for the same years for Ms. Widder-Lowry were $3,868 annually; and premiums for each of the same years for Mr. Lowry were $2,327 annually.


STOCK OPTIONS

         The following table sets forth information concerning stock option grants during 2001 to the named executive officers. No SARs were granted in 2001. These grants comprise the stock incentive component of the executives' 2001 compensation.

                      Option/SAR Grants in Last Fiscal Year

                                               % of Total
                             Options/          Options/SARs
                             SARs              Granted to         Exercise or                      Grant Date
                             Granted (1)       Employees in       Base Price      Expiration       Present Value
Name                         (#)               Fiscal Year (2)    ($/Sh)          Date             $(3)
----                         -----------       ---------------    -----------     ----------       -------------

Douglas W. Hyde                31,000              9.8%            $19.2969        2/13/11            $245,830
Michael D. Wachtel             25,400              8.0%             19.2969        2/13/11            $201,422
David L. Omachinski            18,000              5.7%             19.2969        2/13/11            $142,740
Barbara Widder-Lowry           18,000              5.7%             19.2969        2/13/11            $142,740
Paul A. Lowry                  15,000              4.7%             19.2969        2/13/11            $118,950

----------

         (1) Consists entirely of nonqualified stock options granted pursuant to the OshKosh B'Gosh, Inc. 1994 Incentive Stock Plan (the "1994 Plan"). Each of these options vests in equal annual installments on each of the first four anniversaries following the grant date provided the optionee is still an employee of the Company at that time. Each option was granted with an exercise price equal to the market value of the Company's Class A Common Stock on the date of the grant. Unless earlier terminated, these options expire ten years after the date of the grant.

         (2) Based on stock option grants made to employees during 2001 for 315,900 shares of Class A Common Stock.

         (3) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The ultimate realizable values of the options will depend on the future market price of the Company's Class A Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Class A Common Stock over the exercise price on the date the option is exercised. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include an exercise price on the option of $19.2969 (the fair market value of the underlying stock on the date of grant); an option term of ten years; an interest rate of 5.10% (the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term); volatility of 53.6% (calculated using the Company's daily stock prices for the one-year period prior to the grant date); dividends at the rate of $.20 per share (the annualized dividends paid with respect to a share of Class A Common Stock) and a corresponding dividend yield of 1.0% which is assumed to remain constant for the life of the option; and reductions of approximately 19.2%to reflect the probability of forfeiture due to termination prior to vesting, and approximately 13.8% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION/SAR VALUE

                                                             Number of Securities
                                                            Underlying Unexercised       Value of Unexercised In-the-
                                                         Options/SARS at Fiscal Year-    Money Options/SARS at Fiscal
                              Shares         Value                  End (#)                      Year-End (1)
                            Acquired on     Realized     ----------------------------    ----------------------------
Name                        Exercise (#)       ($)       Exercisable   Unexercisable     Exercisable   Unexercisable
----                        ------------    --------     -----------   --------------    -----------   --------------

Douglas W. Hyde                     0     $          0      110,300         77,500       $  3,094,059   $  1,717,845

Michael D. Wachtel             87,200        2,636,129       38,100         63,500            837,914      1,407,524

David L. Omachinski            53,400        1,599,482       27,000         45,000            593,798        997,458

Barbara Widder-Lowry                0                0       42,000         45,000          1,081,448        997,458

Paul A. Lowry                       0                0       32,750         37,250            836,605        825,887

         (1) Based on the closing price of the Company's Class A Common Stock at the end of the fiscal year of $40.16 per share.

PENSION PLANS

         The Company maintains a qualified Pension Plan and an unfunded Excess Benefit Plan that provides to participants pension benefits that they would otherwise be prevented from receiving as a result of certain limitations of the Internal Revenue Code. The following table shows estimated annual benefits payable upon normal retirement to persons in specified remuneration and years of service classifications under the qualified Pension Plan, including amounts payable under the Excess Benefit Plan.


                               PENSION PLAN TABLE

                                                       YEARS OF SERVICE
                         ------------------------------------------------------------------------------
   AVERAGE ANNUAL
    REMUNERATION           15                 20                25                30              35
   --------------        -------           --------          --------           --------       --------
      $100,000           $15,000           $ 20,000          $ 25,000           $ 30,000       $ 35,000
       150,000            22,500             30,000            37,500             45,000         52,500
       200,000            30,000             40,000            50,000             60,000         70,000
       250,000            37,500             50,000            62,500             75,000         87,500
       300,000            45,000             60,000            75,000             90,000        105,000
       350,000            52,500             70,000            87,500            105,000        122,500
       400,000            60,000             80,000           100,000            120,000        140,000
       500,000            75,000            100,000           125,000            150,000        175,000
       600,000            90,000            120,000           150,000            180,000        210,000

         Under the Company's qualified Pension Plan and Excess Benefit Plan a non-union employee generally is entitled to receive upon retirement at age 65 a lifetime monthly benefit equal to 1% of his or her highest five consecutive year average monthly compensation (including salary and bonuses as shown in the Summary Compensation Table) multiplied by the number of years in which he or she completed at least 1,000 hours of service, or certain actuarial equivalent benefits. An employee who has reached age 60 and completed five years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits, and pre-retirement death benefits equal to the actuarial equivalent value of a participant's accrued pension benefits. Benefit amounts are not subject to any reduction for Social Security benefits. The current years of credited service of Messrs. Hyde, Wachtel, Omachinski and Lowry and Ms. Widder-Lowry are 26, 24, 8, 8 and 8, respectively. The currently applicable final five year average compensation covered by the Pension Plan and Excess Benefits Plan to Messrs. Hyde, Wachtel, Omachinski, and Lowry and Ms. Widder-Lowry are $571,081, $467,315, $320,004, $307,517 and $401,820, respectively.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION


GENERAL OVERVIEW OF EXECUTIVE COMPENSATION AND COMPENSATION COMMITTEE PHILOSOPHY

      The Compensation Committee recommends executive compensation levels for the Company's executive officers. Its recommendations were approved by the Board in 2001 without change. Salaries, annual cash incentive bonus award opportunities and related performance criteria are determined and established near the beginning of the year. The incentive bonuses are awarded under what is called the Management Incentive Compensation Plan. In addition, near the beginning of each year the Committee makes grants of nonqualified stock options to employees who are in a position to make an impact on the long-term performance of the Company.

     The philosophical basis for the salary amounts, the incentive bonus opportunities, the stock option awards, and restricted stock awards relating to 55,000 shares of the Company's Class A Common Stock granted in 2000 to four senior level executives (12.5% of which "vested" in 2001), is twofold: first, to provide compensation which is competitive in the marketplace; and second, to create a mix of compensation elements which will provide incentives to focus on both short-term and long-term goals.

BASE SALARY

     Base salaries of the executive officers are based primarily on an analysis of competitive market data for positions with similar duties and responsibilities and to a lesser extent on the judgment of the Committee regarding the individual's duties, responsibilities, skills and relative value to the Company. The 2001 salaries for the executive officers were generally 4.4% higher than the previous year.

ANNUAL CASH INCENTIVE BONUS UNDER THE MANAGEMENT INCENTIVE COMPENSATION PLAN

     Annual cash incentive bonuses for executive officers under the Management Incentive Compensation Plan are based on the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the company, the achievement of predetermined performance goals relating to the functional area of the company's operations for which the individual has responsibility, and a year-end subjective evaluation of the individual's overall performance during the past year.

     Various performance goals were established for each executive officer, and each officer was given an opportunity to earn a cash bonus, defined as a percentage of his base salary, for achievement of these goals at various levels: minimum, target and maximum. For 2001 for the CEO, the COO and the CFO, if achievement of performance goals is at "target" the bonus earned is 50% of base salary, if at "minimum" the bonus is 25% of base salary, and if at or better than "maximum" the bonus is 75% of base salary. For all other executive officers the target bonus percentages (% of base salary) ranged from 35% to 45% of salary, the minimum percentages ranged from 20% to 23% of salary, and the maximum percentages ranged from 53% to 67% of salary. If performance falls below "minimum," no bonus is paid.

         For all executive officers except the CEO, COO, CFO and the Vice President of Children's Wear Product Development, the performance goals included three basic components: (1) a "Corporate" component measured by a combination of Company net sales, pre-tax earnings and "Shareholder Value Added"; (2) a "Responsibility Area" component based on predefined goals related specifically to the functional area of the Company's business for which the particular officer is responsible; and (3) an "Individual Evaluation" component based on a subjective year-end evaluation of the officer's overall performance by the person to whom the officer reports. The "Shareholder Value Added" segment of the "Corporate" component is a measure of value added (i.e., the increase in the return on capital employed). The performance goals for the CFO and Vice President of Children's Wear Product Development consisted of only two components: a "Corporate" component and an "Individual Evaluation" component. The performance goals for the CEO and the COO consisted only of a "Corporate" component.

         The selection, weighting and sizing of the various segments and components of the incentive bonus plan were determined by the Committee based on a combination of factors including: the Committee's belief that the "Corporate" component of the total potential bonus ought to be more heavily weighted for those who are in the position to have the greatest impact on the overall financial performance of the Company; the Committee's belief that for officers other than the CEO, COO, CFO and Vice President of Children's Wear Product Development, the potential bonus ought to reflect, to a significant degree, achievement or lack thereof in specific functional areas for which the individual has responsibility; the Committee's belief that some portion of the bonus (15% in all cases other than the CEO and COO) ought to be based on a subjective year-end evaluation of the individual's overall performance for the year then ended; and finally a comparison of aggregate cash compensation (base salary plus incentive bonus at "target" level) with the market data described above under "Base Salary."

LONG-TERM STOCK INCENTIVES

         The Committee views stock based compensation as an important incentive component of the Company's overall compensation package. The Committee believes that stock based compensation serves the important purposes of (a) aligning executive compensation with the creation of shareholder value by rewarding performance based on increases in the value of the Company's stock and by providing executives with an ownership perspective, (b) focusing executives on long-term performance, and (c) providing a balance between short-term and long-term perspective. It also believes that stock based compensation will assist the Company in attracting qualified employees and building long-term relationships with existing employees.

         Early in 2001, nonqualified stock options to purchase a total of 171,000 shares of the Company's Class A Common Stock were granted to executive officers of the Company. The options vest in equal annual installments on each of the first four anniversaries following the grant date provided the optionee is still an employee of the Company at that time. Each option was granted with an exercise price equal to the market value of the Company's Class A Common Stock on the date of grant, thus serving to focus the optionee's attention on managing the Company from the perspective of an owner with an equity stake in the Company.

         The size of each stock option award was based on the Committee's belief that: (a) generally speaking the award sizes should be in proportion to an individual's capacity, based on his or her job function and position, to affect the long-term performance of the Company; (b) the award size should be a significantly higher percentage of salary for top level executives than for other employees; and

(c) award size as a percent of salary should, generally speaking, be within a range of comparability to the award sizes of other comparable companies.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Douglas W. Hyde was the President and CEO of the Company during 2001. His total cash compensation for 2001 was $731,105, consisting of $438,000 of base salary and $293,105 of incentive bonus. His base salary was based partly upon market data and partly upon the Committee's subjective evaluation of his individual skills and responsibilities. With respect to his incentive bonus (50% of base salary at "target"), the Committee believed that his total bonus potential should be based upon the overall financial performance of the Company, as measured by its 2001 net sales, pretax earnings and Shareholder Value Added, because the CEO's primary responsibility is to achieve results in these areas of overall Company performance. In addition to his cash compensation, nonqualified stock options on 31,000 shares of Class A Common Stock were granted to Mr. Hyde, the magnitude of the grant having been determined in the manner described above for executive officers of the Company.

SECTION 162(m)

         Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct compensation in excess of $1 million paid in a taxable year to the Chief Executive Officer or to any other executive officer whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. It is the Committee's intent to take the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy.

               Compensation Committee
                       Jerry M. Hiegel, Chairperson
                       Shirley A. Dawe
                       Robert C. Siegel


Directors' Compensation

          Each outside director of the Company (currently Messrs. Duback, Siegel, Hiegel and Kry and Ms. Dawe) is entitled to receive $1,000 for each directors meeting attended either in person or by telephone conference lasting one hour or more; $600 for meetings by telephone conference up to one hour in length; $1,000 for each committee meeting attended in person but not held on the same day as a regularly scheduled board meeting or in which participation is by telephone conference call lasting two hours or more; and $800 for any committee meetings in which participation is by telephone conference call lasting one hour or more but less than two hours, and $600 of any other committee meetings attended, plus travel expenses to and from the meeting. In addition, each outside director is entitled to receive a retainer of $1,500 per month. During 2001 Messrs. Duback, Hiegel, Kry and Siegel and Ms. Dawe received director's fees of $26,200, $26,600, $24,800, $19,300 and $27,000, respectively. Outside directors also receive an annual option grant covering 6,000 shares of Class A Common Stock with an exercise price equal to the market value on the date of the grant.

Compensation Committee Interlocks and Insider Participation

         The Company's Compensation Committee includes Mr. Hiegel (chair), Mr. Siegel and Ms. Dawe. There are no Compensation Committee interlocks.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN (TSR),* OSHKOSH B'GOSH, INC., S&P 500 STOCK INDEX, AND S&P TEXTILE-APPAREL MFGS GROUP

         Summarized below is cumulative total shareholder return data of OshKosh B'Gosh, the S&P 500 Stock Index, and the S&P Textile-Apparel Manufacturers Group.

                                    [GRAPH]

                 OSHKOSH                S&P TEXTILE-
   DATE           B'GOSH     S&P 500    APPAREL MFGS.
   ----          -------     -------    -------------
December 1996    $ 100.00   $ 100.00     $ 100.00

December 1997    $ 219.34   $ 133.36     $ 107.84

December 1998    $ 270.63   $ 171.48     $  93.33

December 1999    $ 285.40   $ 207.56     $  69.65

December 2000    $ 254.79   $ 188.66     $  82.72

December 2001    $ 557.21   $ 169.53     $  94.68

         *Total shareholder return assumes $100 invested December 31, 1996 and reinvestment of dividends on a quarterly basis.

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

         At the meeting, the holders of Class B Common Stock will be asked to consider and vote upon a proposal to amend Article FOURTH, Section A of the Company's Restated Certificate of Incorporation to increase the total number of shares of Class B Common Stock which the Company has authority to issue from 3,750,000 shares to 4,425,000 shares, with a corresponding increase in the total authorized stock from 34,750,000 shares to 35,425,000 shares (the "Authorized Stock Amendment"). A copy of the Authorized Stock Amendment is attached as Exhibit B.

         Approval of the Authorized Stock Amendment to the Restated Certificate of Incorporation requires approval of a majority of the outstanding shares of Class B Common Stock. As a result, any shares of Class B Common Stock that are not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against the Authorized Stock Amendment. Holders of Class A Common Stock are not entitled to vote on the Authorized Stock Amendment.

         The Board of Directors has unanimously approved the Authorized Stock Amendment and recommends that the shareholders vote to adopt it.

         At December 31, 2001, there were 10,020,226 shares of Class A Common Stock and 2,207,394 shares of Class B Common Stock issued and outstanding, and approximately 4,375,000 additional shares of Class A Common Stock were reserved for issuance under the Company's stock option plans or upon conversion of outstanding Class B Common Stock into Class A Common Stock. If the amendment is adopted, and adjusting for the reserved shares, approximately 15,600,000 shares of Class A Common Stock and approximately 2,215,000 shares of Class B Common Stock would be authorized and both unissued and unreserved. No further shareholder approval would be required prior to the issuance of the additional shares authorized by this amendment, and there are no pre-emptive rights with respect to the stock.

         The Board's purpose in proposing the increase in the authorized number of shares of Class B Common Stock is to have the shares available for future issuances from time to time as and when the Board determines that such issuances may be desirable. In particular, and although no decision to do so has yet been made, if the shareholders approve the Authorized Stock Amendment and if and when the Board of Directors determines that market conditions warrant, the Board of Directors may elect to declare a stock dividend (e.g., a dividend of 50% or 100% of the number of shares outstanding before the dividend). Any stock dividend would be payable in Class A Common Stock on outstanding shares of Class A Common Stock and in Class B Common Stock on outstanding shares of Class B Common Stock.

         The Securities and Exchange Commission requires the Company to discuss how the issuance of additional shares of Class B Common Stock or the Board's ability to issue additional shares of Class B Common Stock could be used to make it more difficult to effect a change in control of the Company. However, since (as disclosed above under "Security Ownership of Certain Beneficial Owners and Management") members of the Wyman/Hyde Group currently own more than 85% of the outstanding Class B Common Stock and those shares are subject to a cross purchase agreement with the other members of the Wyman/Hyde Group, control of the Company is not likely to be influenced by this Amendment. This proposal is not a response to any effort to accumulate Class B Common Stock or obtain control of the Company, nor is it a part of a plan by management to recommend a series of similar amendments to the Board of Directors and shareholders.

         In addition to the Class A Common Stock and the Class B Common Stock, the Company is currently authorized to issue 1,000,000 shares of Preferred Stock, one cent par value per share, in such series and with such terms as the Board may approve. As of the date of this Proxy Statement, there are no shares of such Preferred Stock outstanding.


                               INDEPENDENT AUDITOR

         On July 31, 2001, the Company dismissed Ernst & Young LLP as its independent auditors. On the same date, the Company engaged Arthur Andersen LLP as its independent auditors as successor to Ernst & Young LLP. The Audit Committee of the Company's Board of Directors approved the dismissal of Ernst & Young LLP and appointed Arthur Andersen LLP as the Company's independent auditors and those actions were ratified by the Company's Board of Directors.

         The reports of Ernst & Young LLP on the Company's financial statements for the fiscal years ended December 30, 2000 and January 1, 2000 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 30, 2000 and January 1, 2000 and during the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

         The independent auditors for the Company for fiscal 2002 will be approved formally in July, 2002.

         Representatives of Arthur Andersen LLP are expected to be present at the meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

                                  OTHER MATTERS

         The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented to the meeting and any adjournment thereof.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Company no later than November 23, 2002, in order to be considered for inclusion in next year's annual meeting proxy statement. In addition, a proposal submitted outside of Rule 14a-8 will be considered untimely, and the Company may exercise the discretionary authority conferred by the proxies solicited for next year's annual meeting to vote on any matter that may be proposed at that Annual Meeting of Shareholders if the Company does not have notice of the matter on or before February 6, 2003.


                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             DOUGLAS W. HYDE, CHAIRMAN

Oshkosh, Wisconsin
March 25, 2002

         A copy (without exhibits) of the Company's Form 10-K annual report to the Securities and Exchange Commission for the fiscal year ended December 29, 2001, has been provided with this

Proxy Statement. The Company will provide to any shareholder, without charge, an additional copy of that Form 10-K annual report on the written request of such person directed to: David L. Omachinski, Vice President - Finance, OshKosh B'Gosh, Inc., 112 Otter Avenue, P.O. Box 300, Oshkosh, Wisconsin 54901.

                                                                       EXHIBIT A

OSHKOSH B'GOSH, INC.

AUDIT COMMITTEE CHARTER
--------------------------------------------------------------------------------

AUDIT COMMITTEE'S MEMBERSHIP AND ORGANIZATION

This charter governs the operations of the audit committee. The committee shall be appointed by the board of directors and be comprised of at least three directors, each of whom shall meet the independence and experience requirements of the NASDAQ Stock Market, Inc. ("Nasdaq"). Each member of the committee shall be free from any relationship which would interfere with the exercise of his or her independent judgement in carrying out his or her responsibilities as a director or a member of the committee. All committee members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the committee. At least one member of the committee shall have the accounting or related financial management expertise required by Nasdaq.

STATEMENT OF POLICY

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the committee to maintain free and open communication among the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

It is the responsibility of the audit committee to oversee the Company's financial reporting process on behalf of the board of directors and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The independent auditors are ultimately accountable to the committee and the board of directors, and the committee and the board shall have the authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors.

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee shall:

         o Review and reassess the adequacy of this charter at least annually, submit the charter to the board of directors for approval and have the charter published at least every three years in accordance with SEC regulations.

         o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its subsidiaries.

         o        Approve the fees to be paid the independent auditors.

         o Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including recommendations of the independent auditors.

         o Discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and, with respect to the independent auditors, the annual audit fee.

         o Receive, review and discuss with the independent auditors on an annual basis a written statement from the independent auditors containing all matters required by Independence Standards Board Standard 1 including a delineation of all significant relationships which the independent auditors have with the Company that could impair their independence or impact their objectivity.

         o Review with the independent auditors, the Company's internal auditor, and financial and appropriate accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, including the Company's system to monitor and manage business risk and any legal and ethical compliance programs.

         o Meet, at least annually, separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

         o On a quarterly basis, prior to the Company filing required SEC Forms 10-Q or Annual Form 10-K and prior to announcing quarterly earnings, the committee Chairperson will hold a teleconference meeting with the Company CFO and appropriate representative of the independent auditing firm.

         o Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and coordination of such plans with the independent auditors.

         o Review the financial statements contained in the Company's Form 10-K and in its Annual Report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented. Any changes in account principles should be reviewed.

         o Submit the minutes of all meetings of the audit committee to, or discuss the matters considered at each committee meeting with, the board of directors.

         o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                                                       EXHIBIT B

         The proposed Authorized Stock Amendment would amend Article Fourth, Section A of the Company's Restated Certificate of Incorporation to read in its entirety as follows:

                         FOURTH: A. STOCK. The total number of shares of stock
                which the Corporation shall have the authority to issue is Thirty-Five Million Four Hundred Twenty-Five Thousand (35,425,000) Shares itemized by classes as follows:

                         1. Thirty-four Million Four Hundred Twenty-Five
                Thousand (34,425,000) Shares of Common Stock, one cent ($.01) par value, divided into the following classes: (a) Thirty Million (30,000,000) Shares of Class A Common Stock (the "Class A Common Stock"); and (b) Four Million Four Hundred Twenty-Five Thousand (4,425,000) Shares of Class B Common Stock (the "Class B Common Stock") (The Class A Common Stock and the Class B Common Stock are hereinafter collectively referred to as the "Common Stock").

                         2. One Million (1,000,000) Shares of Preferred Stock,
                one cent ($.01) par value (the "Preferred Stock").

                              OSHKOSH B'GOSH, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                              FRIDAY, MAY 3, 2002
                                    9:00 A.M.

                               PRIME OUTLET CENTER
                           3001 SOUTH WASHBURN STREET
                                   OSHKOSH, WI



--------------------------------------------------------------------------------

OSHKOSH B'GOSH, INC.

                                                                           PROXY
--------------------------------------------------------------------------------
                    REVOCABLE PROXY FOR CLASS A COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 3, 2002.

The undersigned hereby appoints Douglas W. Hyde and Michael D. Wachtel, and each of them, proxies, with full power of substitution to vote all shares of Class A Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of OshKosh B'Gosh, Inc. (the "Company") to be held at the OshKosh B'Gosh store, Prime Outlet Center, 3001 South Washburn Street, Oshkosh, Wisconsin at 9:00 a.m. on Friday, May 3, 2002, or at any adjournment thereof, as follows, hereby revoking any proxy previously given.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEM 1.













                      See reverse for voting instructions.

                             o Please detach here o

-------                                                                                                                -------

                                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. Election of directors: 01 Stig A. Kry                                        [ ] Vote FOR            [ ] Vote WITHHELD
                          02 Shirley A. Dawe                                        all nominees            from all nominees
                                                                                    (except as marked)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)        [                                            ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

Address Change? Mark Box   [ ]
Indicate changes below:                                                          Date
                                                                                      ----------------------------------------

                                                                                [                                            ]

                                                                                Signature(s) in Box

                                                                                Please sign exactly as your name(s) appears at
                                                                                left. If stock is owned by more than one person,
                                                                                all owners should sign. Persons signing as
                                                                                executors, administrators, trustees or in similar
                                                                                capacities should so indicate.


-------                                                                                                                   -------

                              OSHKOSH B'GOSH, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                               FRIDAY, MAY 3, 2002
                                    9:00 A.M.

                               PRIME OUTLET CENTER
                           3001 SOUTH WASHBURN STREET
                                   OSHKOSH, WI

--------------------------------------------------------------------------------

OSHKOSH B'GOSH, INC.

                                                                           PROXY
--------------------------------------------------------------------------------
                    REVOCABLE PROXY FOR CLASS B COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 3, 2002.

The undersigned hereby appoints Douglas W. Hyde and Michael D. Wachtel, and each of them, proxies, with full power of substitution to vote all shares of Class B Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of OshKosh B'Gosh, Inc. (the "Company") to be held at the OshKosh B'Gosh store, Prime Outlet Center, 3001 South Washburn Street, Oshkosh, Wisconsin at 9:00 a.m. on Friday, May 3, 2002, or at any adjournment thereof, as follows, hereby revoking any proxy previously given.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.













                      See reverse for voting instructions.

                             o Please detach here o

-------                                                                                                                     -------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of directors: 01 Steven R. Duback       04 Robert C. Siegel         [ ] Vote FOR               [ ] Vote WITHHELD
                          02 Douglas W. Hyde        05 Michael D. Wachtel           all nominees               from all nominees
                          03 David L. Omachinski    06 William F. Wyman             (except as marked)
                                                    07 ____________________

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)        [                                               ]

2. Proposed increase in authorized Class B Common Stock. Amend the Restated
   Certificate of Incorporation to increase the number of authorized shares of
   Class B Common Stock from 3,750,000 shares to 4,425,000 shares (the
   "Authorized Stock Amendment").                                               [ ] For          [ ] Against       [ ] Abstain

3. In their discretion to vote on such other matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy
   Statement relating to the meeting, receipt of which are hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box [ ] Indicate changes below:                                 Date
                                                                                          ---------------------------------------

                                                                                [                                               ]

                                                                                Signature(s) in Box

                                                                                Please sign exactly as your name(s) appears at
                                                                                left. If stock is owned by more than one person,
                                                                                all owners should sign. Persons signing as
                                                                                executors, administrators, trustees or in similar
                                                                                capacities should so indicate.

-------                                                                                                                     -------